                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                                (Amendment No.     )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section
         240.14a-12
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))


                             OAKHURST COMPANY, INC.
                (Name of Registrant as Specified In Its Charter)


          ------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) an 0-11.

         1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

         5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided in Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
                                                            --------------------

         2) Form, Schedule or Registration Statement No.:
                                                            --------------------

         3) Filing Party:
                                                            --------------------

         4) Date Filed:
                                                            --------------------

                             OAKHURST COMPANY, INC.
                                3513 CONCORD PIKE
                           WILMINGTON, DELAWARE 19803

--------------------------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Oakhurst Company, Inc., a Delaware corporation, will be held as follows:


     DATE:     February 25, 1998

     PLACE:    The Offices of Kurzman & Eisenberg
               One North Broadway
               White Plains, New York 10601

     TIME:     9:00 a.m., local time

     PURPOSES: To elect two Class II directors to serve for a term of three years and until their successors are elected and qualified and to elect one Class I director to serve for a term of two years and until his successor is elected and qualified.

               To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on February 2, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                                     By Order of the Board of Directors
                                     Roger M. Barzun, Secretary

February 3, 1998




          YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED
            PROXY IN THE ENVELOPE PROVIDED. THE EXECUTION OF A PROXY
                 WILL NOT AFFECT A RECORD HOLDER'S RIGHT TO VOTE
                      IN PERSON IF PRESENT AT THE MEETING.

                             OAKHURST COMPANY, INC.
                                3513 CONCORD PIKE
                           WILMINGTON, DELAWARE 19803
                                 (817) 416-0717
                              ---------------------
                                 PROXY STATEMENT
                              ---------------------

                               GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of Oakhurst Company, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on February 25, 1998 at the offices of Kurzman & Eisenberg, One North Broadway, White Plains, New York. Proxies in the form enclosed will be voted at the meeting if they are properly executed, returned to the Company prior to the meeting and not revoked prior to the voting.

A proxy may be revoked at any time before it is voted (i) by giving to the Secretary of the Company written notice of revocation executed by the stockholder of record, which notice should be received prior to the vote being taken on the matter or matters as to which the proxy is being revoked, (ii) by delivering prior to the vote being taken on a given matter a duly executed proxy bearing a later date, or (iii) by the stockholder of record attending the meeting and expressing a desire to vote the shares in person. This Proxy Statement and the accompanying proxy were first sent to the Company's stockholders on or about February 3, 1998.

MATTERS TO BE CONSIDERED

The Annual Meeting has been called for the following purposes:

     1. To elect two Class II directors to serve for a term of three years and until their successors are elected and qualified and to elect one Class I director to serve for a term of two years and until his successor is elected and qualified; and

     2. To transact such other business as may properly come before the meeting.

RECORD DATE AND VOTING

Only stockholders of record at the close of business on February 2, 1998 (the "Record Date") are entitled to notice of, and to vote at, the meeting or any adjournment thereof. At the close of business on the Record Date, there were 3,207,053 shares of the common stock, $0.01 par value ("Common Stock") so held. The Company has no other class of securities outstanding.

Each duly executed proxy received by the Company will be voted FOR the election of the nominees for director described herein unless the record holder otherwise specifies on the proxy, and in the discretion of the proxy holders as to the transaction of any other business that may properly come before the meeting. Other than the possible adjournment of the meeting for purposes of soliciting additional proxies to achieve a quorum, the directors do not know of any such other matter or business to be brought before the meeting.

OUTSTANDING SHARES, QUORUM AND VOTING RIGHTS AND PROCEDURES

The Company has one class of common stock, par value $.01 per share (the "Common Stock"). Each share entitles the holder to one vote. The presence at the meeting, in person or represented by proxy, of the holders of a majority of the outstanding common stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted for purposes of determining whether the quorum requirement is satisfied, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Common stock represented by "broker non-votes" will be treated as present for purposes of determining a quorum. A broker non- vote relates to shares of Common Stock held in the name of a nominee as to which (i) the nominee has not received instructions from the beneficial owner or person entitled to vote and the nominee does not have discretionary voting power under applicable rules or the instrument under which it serves as a nominee; or (ii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that the nominee does not have authority to vote such shares on a given matter.

Because directors are elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, abstentions and broker non-votes will not affect their election.

PROXY SOLICITATION AND EXPENSES

The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the solicitation material will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, and if deemed necessary, through a third party solicitation agent by means of personal interview, telephone, facsimile or telegram. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners of Common Stock and to forward solicitation materials to such beneficial owners. The Company will reimburse them for their reasonable out-of-pocket expenses incurred in such solicitation.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

The following section contains certain information about the nominees for director, incumbent directors whose terms do not expire at the Annual Meeting, and the Board of Directors.

The by-laws of the Company provide for such number of directors as is determined from time to time by the Board of Directors. There are currently six directors divided into three classes, each class having a term of three years. The new Class II directors will be elected for a term of three years and until their successors are elected and qualified.

                                                                                                 NOMINATED
NOMINEES                          AGE        CURRENT TERM EXPIRES          DIRECTOR SINCE        FOR CLASS

John D. Abernathy                 60                 1997                       1994                 I
Mark Auerbach                     59                 1997                       1991                II
Bernard H. Frank                  77                 1997                       1995                II

                                                                                                  CURRENT
INCUMBENT DIRECTORS               AGE        CURRENT TERM EXPIRES          DIRECTOR SINCE          CLASS

Joel S. Lever                     46                 1998                       1994                III
Anthony N. Puma                   34                 1998                       1995                III
Robert M. Davies                  47                 1999                       1991                 I

All nominees have expressed their intention to serve if elected. Should a nominee become unavailable to serve when elected, the proxy holders may vote each proxy (unless authority to vote has been withheld for such nominee) for the election in his stead of any other person the Board of Directors may recommend. Mr. Abernathy is currently a Class II director, but in order to more evenly balance the number in each class, he is being nominated to serve as a Class I director to serve until nominees for that class are due for election at the 1999 annual meeting of stockholders. The proxy solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

BUSINESS HISTORY OF NOMINEES AND CONTINUING DIRECTORS

The following section sets forth for each of the nominees listed above and the incumbent directors his business experience for at least the last five years and his principal occupation and other directorships held by him in public companies.

Robert M. Davies. Mr. Davies was elected Chairman, President and Chief Executive Officer of the Company in May 1997. Mr. Davies was a Vice President of Wexford Capital Corporation, which acts as the investment manager to several private investment funds from 1994 to March 1997. From November 1995 to March 1997 Mr. Davies also served as Executive Vice President of Wexford Management LLC, a private investment management company. From September 1993 to May 1994 he was a Managing Director of Steinhardt Enterprises, Inc., an investment banking company, and from 1987 to August 1993, he was Executive Vice President of The Hallwood Group Incorporated, a merchant banking firm. Mr. Davies is a director of the Company's majority owned, publicly traded subsidiary, Steel City Products, Inc.

Mr. Abernathy. Mr. Abernathy has been Executive Director of Patton Boggs, L.L.P., a Washington DC law firm, since January 1995. From March 1991 to February 1994 he was the Managing Director of Summit, Solomon & Feldesman, a New York City law firm, and from July 1983 until June 1990, Mr. Abernathy was Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm. Mr. Abernathy is a director of Barringer Technologies, Inc., a manufacturer of high sensitivity analytical instruments for chemical sensing.

Mr. Auerbach. Mr. Auerbach has been Chief Financial Officer of the Company and its publicly traded subsidiary, Steel City Products, Inc., since December 1995 and was formerly its Chief Executive Officer from December 1995 to May 1997. Mr. Auerbach has been Senior Vice President and Chief Financial Officer since April 1993 of Central Lewmar, L.P., a fine paper merchant. From September 1992 until April 1993, he was a partner of Marron Capital, L.P., an investment banking company. Prior to that, he was President, Chief Executive Officer and Chairman of the Board of Implant Technology, Inc., a manufacturer of artificial hip systems, from 1990 to 1992. He is a director of Pharmaceutical Resources, Inc., a generic drug manufacturer. Mr. Auerbach is a certified public accountant.

Mr. Frank. Mr. Frank has been Executive Vice President and Chief Operating Officer of the Company since May 1994 and is a founder of the Company's majority owned, publicly traded subsidiary, Steel City Products, Inc., of which he has been Chief Executive Officer since 1993, Chairman since 1994 and an executive officer for more than the last five years.

Joel S. Lever. Mr. Lever has been associated with the law firm of Kurzman & Eisenberg or its predecessor since 1980, and became a member of the firm in 1984. Mr. Lever specializes in transactional business matters with particular emphasis on fine arts publishing, distribution and investment, and the sale and acquisition of commercial real estate entities. Prior to 1980, Mr. Lever was an Assistant District Attorney for Kings County, New York.

Anthony N. Puma. Mr. Puma is President and founder (in 1988) of Puma Products, Inc., which was a subsidiary of the Company from October 1994 until June 1997 when Mr. Puma re-purchased it from the Company. Before that, Mr. Puma held various positions with SDI Corporation, a distributor of accessories to the small truck and van conversion markets.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held four meetings during the fiscal year ended February 28, 1997. During that period, each incumbent director attended all of the meetings of the Board of Directors held while he was a director, as well as all meetings of committees of the Board on which he served.

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Stock Plans Committee.

The Audit Committee (composed of Messrs. Abernathy and Lever) reviews the Company's system of internal controls, selects the Company's independent auditors and accountants, and periodically reviews their services. The Audit Committee held three meetings during the fiscal year ended February 28, 1997.

The Compensation Committee (composed of Messrs. Abernathy and Lever) reviews and determines cash compensation payable to executive officers of the Company. The Compensation Committee held no meetings during the fiscal year ended February 28, 1997.

The Stock Plans Committee (composed of Messrs. Abernathy and Lever) administers the Company's stock plans. The Stock Plans Committee held no meetings during the fiscal year ended February 28, 1997.

DIRECTORS' COMPENSATION

Each director who is not an employee of the Company (other than Mr. Davies, who is not an employee, but who receives compensation as a consultant) receives an annual fee of $10,000, but no meeting fees, and is entitled to reimbursement for his out-of-pocket expenses incurred in attending meetings. Non-employee directors also receive annual ("formula") stock option grants on May 1 each year under the Non-Employee Director Stock Option Plan covering 3,000 shares of Common Stock, which are immediately exercisable at an option price equal to the market value on the date of grant.

                           -------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following section sets forth certain information regarding ownership of the Common Stock at February 2, 1998. Except as otherwise indicated in the footnotes, the Company believes that the beneficial owners of the Common Stock listed in the tables, based on information furnished by such owners, have sole investment and voting power with respect to the shares of Common Stock shown as beneficially owned by them. The numbers and percentages assume for each person or group listed, the exercise of all stock options held by such person or group that are exercisable within 60 days of February 2, 1998, in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, but not the exercise of such stock options owned by any other person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known by the Company (other than management) to own beneficially more than 5% of the outstanding common stock of the Company.

NAME AND ADDRESS                                       NUMBER OF SHARES OF COMMON             PERCENTAGE OF
OF BENEFICIAL OWNER                                               STOCK                           CLASS

Fidelity Capital Appreciation Fund (1)                           289,000                          9.0%
82 Devonshire Street
Boston, Massachusetts 02109

Special Situations Fund, L.P. (2)                                289,000                          9.0%
153 East 53rd Street
New York, NY 10022

William D. Witter, Inc.                                          175,400                          5.5%
One Citicorp Center
New York, NY  10022

--------------

1. Fidelity Capital Appreciation Fund is a portfolio of the Fidelity Capital Trust, an investment company registered under the Investment Company Act of 1940.

2. By agreement with the Company dated June 25, 1990, as amended, Special Situations Fund, L.P. (formerly Prudential-Bache Special Situations Fund, L.P.) agreed not to increase its beneficial ownership of the Common Stock of the Company or Steel City Products, Inc. ("SCPI") above 8.2% of the then outstanding shares, except in transactions to which the Company or SCPI, as the case may be, is a party or under certain other circumstances.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Common Stock by each director, each individual named in the Summary Compensation Table, below, and by all directors, all such named individuals, and all executive officers of the Company as a group.

                                                                                              PERCENTAGE OF
NAME OF BENEFICIAL OWNER                              SHARES OF COMMON STOCK                      CLASS

John D. Abernathy                                           41,996 (1)                            1.30%

Mark Auerbach                                              126,996 (2)                            3.81%

Robert M. Davies                                           109,992 (3)                            3.38%

Laurence D. Finman                                          37,500 (4)                            1.16%

Bernard H. Frank                                            70,034 (5)                            2.14%

                                                                                              PERCENTAGE OF
NAME OF BENEFICIAL OWNER                              SHARES OF COMMON STOCK                      CLASS

Joel S. Lever                                               72,815 (6)                            2.25%

Anthony N. Puma                                            266,667                                8.32%

Terrance W. Allan                                           28,581 (7)                               *

John R. Ruda                                                 8,500                                   *

All directors and executive officers
as a group, 10 persons                                     785,241 (8)                            22.0%

--------------

*    Less than 1%

1. This number includes 26,996 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $1.00 to $3.375 per share.

2. These shares are issuable under outstanding stock options that are presently exercisable at prices ranging from $1.00 to $3.375 per share.

3. This number includes 26,996 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $1.00 to $3.37 per share and 17,996 shares Mr. Davies has the right to acquire through a contractual arrangement with a former director at $2.75 per share.

4. This number includes 17,500 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $1.25 to $2.00 per share.

5. This number includes 68,327 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $1.25 to $2.00 per share.

6. This number includes 26,996 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $1.00 to $3.375 per share.

7. This number includes 28,081 shares issuable under outstanding stock options that are exercisable within 60 days of February 2, 1998 at prices ranging from $1.25 to $2.00 per share. Mr. Allan is an executive officer of the Company's subsidiary, Steel City Products, Inc.

8. This number includes 355,888 shares issuable under outstanding stock options that are exercisable within 60 days of February 2, 1998 at prices ranging from $1.00 to $3.375 per share.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("Insiders") to file reports of ownership and certain changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of those reports.

Based solely on a review of those reports and amendments thereto furnished to the Company during its most recent fiscal year or written representations by Insiders that no Forms 5 were required to be filed, the Company believes that during the fiscal year ended February 28, 1997, all Section 16(a) filing requirements applicable to the Company's Insiders were satisfied.

                           ---------------------------

                             EXECUTIVE COMPENSATION

The following section contains information about compensation, stock options and awards, employment arrangements and other information concerning certain of the executive officers of the Company and of its largest subsidiary, Steel City Products, Inc. ("SCPI").

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation for the 1997, 1996 and 1995 fiscal years allocated or paid on or before February 28,1997 to those who served as the Company's Chief Executive Officer during fiscal 1997 and to the other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in 1997 and who were serving at the end of the 1997 fiscal year for services rendered in all capacities to the Company and its subsidiaries. Also included is compensation paid to an executive officer of SCPI who is not, however, an executive officer of the Company.

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                           ANNUAL COMPENSATION                               AWARDS
                                  -------------------------------------------      ---------------------------

                                                                      OTHER                            ALL
                                                                      ANNUAL         SECURITIES       OTHER
                                                                      COMPEN-        UNDERLYING      COMPEN-
 NAME AND PRINCIPAL               YEAR       SALARY      BONUS        SATION          OPTIONS        SATION
--------------------------------------------------------------------------------------------------------------

Mark Auerbach (1)                 1997       100,000        --          --                 --            --
Chairman President &              1996        24,000        --          --            100,000            --
Chief Executive Officer

Bernard H. Frank (2)              1997        50,243    16,000          --             68,327        13,908 (3)
Executive Vice                    1996        82,775        --          --                 --        19,151
President & Chief                 1995       100,100    55,779          --             27,500        21,029
Operating Officer

John R. Ruda (4)                  1997       100,385    16,000                         35,827            --
Senior Vice President -           1996       151,500        --          --                 --         6,847
Marketing                         1995       151,525    73,632          --             15,000         9,103

Laurence D. Finman                1997       101,440        --          --                               --
Vice President                                                                         20,000

Terrance W. Allan (5)             1997       126,490    14,000          --             24,333            --
Executive Vice                    1996       106,160        --          --              5,000         4,797
President SCPI                    1995       110,855    21,746          --              6,000         6,498

-----------------

* Excludes perquisites and other personal benefits if the aggregate amount of such items of compensation was less than the lesser of either $50,000 or 10% of the total annual salary and bonus of the named executive officer.

1. Mr. Auerbach became Chief Executive Officer of the Company in December 1995 and served in that capacity as a consultant to the Company until May 1997, when Mr. Davies was elected Chief Executive Officer as his successor.

2. Mr. Frank, who is also Chairman and Chief Executive Officer of SCPI, is compensated only by SCPI, except with respect to stock options and stock awards. Of the 68,327 shares shown as underlying options, 48,327 shares relate to options granted in previous years, but which, under Securities and Exchange Commission rules, are deemed granted on the date of their re-pricing in May 1996. See "Ten-Year Option Re-Pricing," below. In fiscal 1997, in light of SCPI's financial performance, Mr. Frank voluntarily reduced his annual salary by 50%.

3. This amount consists of $6,504, $5,508 and $1,896 that Mr. Frank received under three substantially identical agreements amended in 1987 in consideration of the waiver by Mr. Frank of his bankruptcy claims for annuity rights in SCPI's predecessor's bankruptcy.

4. Mr. Ruda ceased to be an executive officer and employee of the Company on February 28, 1997. The 35,827 shares shown as underlying options relate to options granted in previous years, but which, under Securities and Exchange Commission rules, are deemed granted on the date of their re-pricing in May 1996. See "Ten-Year Option Re-Pricing," below.

5. Mr. Allan is compensated only by SCPI, except with respect to stock options and stock awards. Of the 24,331 shares shown as underlying options, 14,331 relate to options granted in previous years, but which, under Securities and Exchange Commission rules, are deemed granted on the date of their repricing in May 1996. See "Ten-Year Option Re-Pricing," below.

COMPENSATION AGREEMENTS

Mr. Auerbach. In December 1995 the Company entered into a one-year consulting agreement with Mr. Auerbach in connection with his appointment as Chairman, President and Chief Executive Officer of the Company. The agreement provided for the payment to Mr. Auerbach of $10,000 per month in consulting fees plus reimbursement of expenses incurred in carrying out his duties and responsibilities. The agreement also provided for the grant to him of a stock option to purchase 100,000 shares of Common Stock pursuant to the Company's 1994 Omnibus Stock Plan. The option is exercisable in two equal installments at $1.25 and $2.50 per share, respectively, on the grant date and the first anniversary of the grant date. In October 1996 the agreement was amended to provide that it would continue through June 30, 1997 and that Mr. Auerbach's compensation for the period from January 1, 1997 through June 30, 1997 would be $2,500 per month. On May 27, 1997 Mr. Auerbach resigned as President and Chief Executive Officer, but remained Chief Financial Officer of the Company at his then current rate of compensation, and Mr. Davies was elected Chairman and Chief Executive Officer of the Company. Effective July 1, 1997, Mr. Auerbach received only normal directors fees from the Company.

Mr. Frank and Mr. Allan. SCPI has three-year employment agreements with each of Messrs. Frank and Allan (sometimes hereinafter referred to as the "executive") commencing September 1, 1993 that provide for base salaries of $100,000 (Mr. Frank) and $96,200 increasing to $115,050 (Mr. Allan). The agreements provide for the payment of annual management bonuses based upon the defined profits of SCPI's operating division, with Mr. Frank entitled to a minimum bonus of fifteen percent of base salary. The aggregate amount of such management bonuses payable each year to the executives and to all other SCPI executives is not to exceed 8% of such defined profits and the allocation thereof is made by the Compensation Committee of SCPI based on recommendations of Mr. Frank as Chief Executive Officer of SCPI. Mr. Allan is also entitled to an executive bonus calculated as a percentage of defined annual profits of SCPI that exceed $2,000,000. The Agreements were extended in September 1996.

In the event of non-renewal of the agreements, the executive is entitled to an aliquot portion of the bonuses he would have earned during the year of non-renewal, since the contract year does not coincide with the fiscal year of SCPI. The agreements also provide that if the executive's employment terminates by reason of his death or disability, he is entitled to the greater of two years' salary (one year for Mr. Allan) or the salary for the balance of the term of the agreement and the minimum bonus for such period in the case of Mr. Frank and the management bonus that would otherwise have been paid in the case of Mr. Allan. If the executive's employment is otherwise terminated without cause, he is entitled to his salary and bonuses for the greater of one year or the balance of the term of the agreement.

The agreements provide for car allowances, and the executives are eligible to participate in all defined contribution plans, survivor and supplemental benefits, short and long-term disability benefits, and all other benefit plans and perquisites available now or in the future to the senior executives of SCPI.

The agreements also provide for certain termination rights in the event of a change in control of SCPI. Change in control is defined to include certain changes in the make-up of the SCPI board of directors or a sale of SCPI's assets or business. Each executive has the right to terminate his employment within a defined period (ranging up to one year) following a change in control and (i) to be paid his base salary for a period of up to 24 months following such termination; (ii) to continue to receive for a like period the benefits that he is entitled to receive under his agreement and (iii) to be paid 25% of base salary in lieu of all bonus entitlement. The agreements also provide for substantially the same payments and benefits in the event the executive's employment is terminated by SCPI without cause as a result of a change in control. In the event of any termination other than for cause, or voluntary resignation in the absence of a change in control, the executive's options become fully exercisable for a period of seven months following termination. If a change in control had occurred on June 1, 1997, and if each of Messrs. Frank and Allan had exercised his rights of termination, payments by SCPI would have been approximately $525,000 in the aggregate. In fiscal 1997, in light of SCPI's financial performance, Mr. Frank voluntarily reduced his annual salary by 50%.

Mr. Frank. Mr. Frank also receives compensation of $13,908 per year, in the aggregate, under three substantially identical agreements amended in 1987 in consideration of the waiver by Mr. Frank of his bankruptcy claims for annuity rights in SCPI's predecessor's bankruptcy. The amended agreements provide for payments to be made for a period of fifteen years subsequent to January 1988 of $6,504, $5,508 and $1,896 per year for the three agreements, respectively.

Mr. Ruda. In December 1995, the Company entered into a one-year agreement with Mr. Ruda in connection with his appointment as Senior Vice President -- Marketing of the Company commencing March 1, 1996. The agreement provided for the payment to Mr. Ruda of a base salary of $8,333 per month and participation in all benefits plans made available to employees and for the use of a Company car. The agreement also provided for a bonus based on revenues achieved by the Company's subsidiary, Steel City Products, Inc. ("SCPI"), as follows: one percent of the defined net revenues of SCPI that exceed seventeen million dollars up to and including $21 million; plus one-half of one percent of the defined net revenues of SCPI that exceed $21 million up to and including $23 million; plus one-quarter of one percent of the defined net revenues of SCPI that exceed $23 million; plus one percent of the defined net revenues of SCPI derived from the sale of pet supplies; plus one-half of one percent of the defined net revenues derived from new product categories. If Mr. Ruda's employment were terminated by the Company without cause, the Company was obliged to pay him in a lump sum his salary for the balance of the term of the agreement together with any portion of his bonus earned to the date of termination. Otherwise, the Company was obliged to give Mr. Ruda 60 days notice of termination unless termination was for cause, in which event his employment would terminate on the giving of such notice. If Mr. Ruda elected to resign from the Company, he was obliged to give 60 days notice. On February 28, 1997 the agreement expired by its terms and Mr. Ruda's employment by the Company ceased.

OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth certain information with respect to stock options granted to the individuals named in the Summary Compensation Table, above, during the fiscal year ended February 28, 1997. For purposes of this table, under Securities and Exchange Commission regulations, options re-priced on May 1, 1996 are considered to have been re-granted on that date. Accordingly, the information under the columns entitled "Number of Securities Underlying Options," "Percent of Total Options Granted to Employees in FY 1997," and "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" are all computed on that basis. The expiration dates of the re-priced options were not affected by the re-pricing.

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF STOCK
                                                                                                          PRICE
                                                                                                       APPRECIATION
                                             INDIVIDUAL GRANTS                                      FOR OPTION TERM (3)
                              ---------------------------------------------------                 ------------------------
                                             PERCENT OF
                                           TOTAL OPTIONS
                              NUMBER OF      GRANTED TO
                              SECURITIES    EMPLOYEES IN     EXERCISE      EXPI-
                              UNDERLYING    FISCAL YEAR       PRICE        RATION                  5%               10%
NAME                           OPTIONS          (%)            ($)(2)       DATE                  ($)               ($)
--------------------------------------------------------------------------------------------------------------------------

Mark Auerbach                  3,000 (1)        1.69          1.219       05/01/06               2,299             5,828

Bernard H. Frank              20,000 (1)       11.27           1.25       02/27/07              15,722            39,843
                              20,827*(1)       11.74           2.00       08/29/01                  --            24,180
                              27,500*(1)       15.50           2.00       04/29/04                  --            31,928

John R. Ruda                  20,827*(1)       11.74           2.00       08/29/01                  --            24,180
                              15,000*(4)        8.46           2.00       04/29/04                  --            17,415

Laurence D. Finman            10,000*           5.64           2.00       02/01/05                  --            11,610

Terrance W. Allan             10,000 (1)        5.64           1.25       02/27/07               7,861            19,921
                               8,331*(1)        4.70           2.00       08/29/01                  --             9,672
                               5,000*(4)        2.82           2.00       04/29/04                  --             5,805
                               1,000*(5)        0.56           2.00       06/19/04                  --             1,161

--------------

* These options were granted in prior years, but were re-priced in May 1996. See footnote 2, below.

1.   This option became exercisable at the date of grant.

2. The original exercise price per share of each option was equal to the market value on the date of grant. Effective May 1, 1996, the exercise price per share was reduced to $2.00, in excess of the closing price per share of the Common Stock on the Nasdaq Smallcap Market on that date ($1.219). See "Ten-Year Option Re-Pricings," below.

3. The "potential realizable value" is calculated based on the term of the option (ten years) at its date of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option. However, the optionee will not actually be able to realize any benefit from the option unless the market value of the Common Stock in fact increases over the option price.

4. This option becomes exercisable in three installments of one-third of the shares, each, from and after the grant date and the following two anniversaries of the grant date.

5. This option becomes exercisable in four installments of one-fourth of the shares, each, from and after the grant date and the following three anniversaries of the grant date.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information based upon the fair market value per share of the Common Stock at February 27, 1997 ($1.25), the day closest to the Company's February 28, 1997 fiscal year end on which trades were made, with respect to stock options held at that date by each of the individuals named in the Summary Compensation Table, above. The "value" of unexercised in-the-money options is the difference between the market value of the Common Stock subject to the options at February 28, 1997 and the exercise (purchase) price of the option shares. At that date none of the options listed were in-the-money. During fiscal 1997, there were no option exercises by any of these individuals.

                                         NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN-THE-
                                          UNEXERCISED OPTIONS AT FISCAL         MONEY OPTIONS AT FISCAL YEAR
                                                   YEAR END                                END ($)
NAME                                       EXERCISABLE   UNEXERCISABLE        EXERCISABLE            UNEXERCISABLE

Mark Auerbach                               123,996            --                3,000                    --
Bernard H. Frank                             68,327            --                   --                    --
John R. Ruda                                 35,827            --                   --                    --
Laurence D. Finman                           12,500         7,500                   --                    --
Terrance W. Allan                            26,581         2,750                   --                    --

TEN-YEAR OPTION RE-PRICINGS

The following table sets forth the only re-pricing of options that has occurred since April 1991 when the Company became a reporting company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The new exercise price, $2.00 per share, was in excess of the $1.219 market price of the underlying securities at the time of the re-pricing.

                                                                                                         LENGTH OF
                                                NUMBER OF        MARKET PRICE                         ORIGINAL OPTION
                                               SECURITIES       OF UNDERLYING                          TERM REMAINING
                                               UNDERLYING       SECURITIES AT      EXERCISE PRICE      AT DATE OF RE-
                                               OPTIONS RE-       TIME OF RE-       AT TIME OF RE-         PRICING
                               DATE OF RE-       PRICED            PRICING            PRICING            (IN YEARS)
 NAME AND POSITION              PRICING            (#)               ($)                ($)                  (#)

Terrance W. Allan               05/01/96          8,331             1.219              2.750                5.3
                                05/01/96          5,000             1.219              2.750                8.0
                                05/01/96          1,000             1.219              3.375                8.1

Roger M. Barzun                 05/01/96          8,000             1.219              3.375                8.1
                                05/01/96          8,000             1.219              3.125                8.8

Laurence D. Finman              05/01/96         10,000             1.219              3.125                8.8

Bernard H. Frank                05/01/96         20,827             1.219               2.75                5.3
                                05/01/96         27,500             1.219               2.75                8.0

John R. Ruda                    05/01/96         20,827             1.219               2.75                5.3
                                05/01/96         15,000             1.219               2.75                8.0

The option re-pricing of May 1, 1996 was implemented because the market price of the Company's common stock had been severely depressed notwithstanding the dedication and hard work of certain of the Company's key employees, including certain executive officers, and because those employees had voluntarily agreed to take salary cuts.

     Stock Plans Committee:         John D. Abernathy; Joel S. Lever

REPORT ON EXECUTIVE COMPENSATION IN THE 1997 FISCAL YEAR

This report has been prepared by the Compensation Committee and the Stock Plans Committee of the Board of Directors and addresses the Company's compensation policies with respect to the Chief Executive Officer and executive officers of the Company in general for the fiscal year ended February 28, 1997. All members of the Committees are non-employee directors. The Company has no operating business of its own, but is a holding company of operating businesses. The Company has elected to include in the Summary Compensation Table, above, certain information concerning an executive officer of the Company's largest subsidiary, Steel City Products, Inc.,("SCPI") who is not, however, an executive officer of the Company and accordingly, a discussion of his compensation is included here. Reference is made generally to the information under the heading "Compensation Agreements," above.

Compensation Policy. The overall intent in respect of executive officers is to establish levels of compensation that provide appropriate incentives in order to command high levels of individual performance and thereby increase the value of the Company to its stockholders, and that are sufficiently competitive to attract and retain the skills required for the success and profitability of the Company. The principal components of executive compensation are salary, bonus and stock options.

Chief Executive Officer's Compensation. The Chief Executive Officer's consulting fee and stock option grant are the result of a written consulting agreement that was negotiated between Mr. Auerbach and the Company and that is described above under the heading "Compensation Agreements." His compensation, consisting of both cash and stock options, was determined to be appropriate by the members of the Committees serving at the time based on the non-full-time nature of the position; the expertise and responsibility that the position requires; the Chief Executive Officer's prior financial and accounting experience in former employments; and the subjective judgement of the members of a reasonable level of compensation.

Other Executive Officers. Mr. Frank is an Executive Officer of the Company, but receives all of his compensation in his capacity of Chairman and Chief Executive Officer of SCPI. Mr. Allan is included in the Company's proxy disclosures relating to compensation because of his importance to the success of the Company on a consolidated basis. Prior to December 1995, Mr. Ruda was an executive officer of SCPI. Each of these and the other executive officers of the Company is compensated under a written employment agreement that was reviewed and approved by the Company's Compensation Committee and in the case of Mr. Allan, by the SCPI Compensation Committee.

Salary. Three of the executive officers are long-term employees of SCPI and its predecessor, and one of them is a founder of the original business. Accordingly, the salary of each such executive was based on the level of his prior salary. As to those and the other executive officers of the Company, salary levels are also based on the subjective judgement of the members of the respective Compensation Committees as to the value of the executive's past contribution and potential future contribution to the business.

Bonuses. Bonuses payable to Messrs. Frank and Allan under their employment agreements consist of an Annual Management Bonus, and in the case of Mr. Allan, an additional Annual Executive Bonus. The Annual Management Bonus is paid from a pool of funds equal to 8% of SCPI's consolidated net income before interest, taxes, depreciation, LIFO adjustments and amortization, prepared in accordance with generally accepted accounting principles consistently applied. The amount of the bonus pool allocation is based on Mr. Frank's recommendations to SCPI's Compensation Committee. Mr. Frank's recommendations, in turn, are based on his subjective judgement, formed by over fifty years experience with the business, of the performance of each officer during the preceding year. Mr. Frank is entitled to a minimum Annual Management Bonus of 15% of salary provided that SCPI has earnings for the year in question. Bonuses paid in fiscal 1997 related to earnings in the prior year.

The Annual Executive Bonus for Mr. Allan is equal to 1% of the amount by which SCPI's consolidated net income (defined in the same manner as for the Annual Management Bonus) exceeds $2,000,000. SCPI's defined net income did not exceed the $2,000,000 threshold in fiscal 1997 and accordingly no Annual Executive Bonuses were paid.

The bonus percentages and amounts contained in the executive's employment agreements are based on the executive's years of service, his perceived importance to the profitability of SCPI, and the subjective judgement of members of the SCPI Compensation Committee as to the best balance between salary and bonus, and what is fair and reasonable. No bonuses were paid to any other executive officers of the Company during fiscal 1997.

Stock Options. The Committees believe that stock ownership by executive officers is important in aligning management's and stockholders' interests in the enhancement of stockholder value over the long term. The exercise price of stock option grants to date is equal to the market price of the Common Stock on the date of grant. The stock option grants made to executive officers (other than to the Chief Executive Officer) in fiscal 1997 were made in recognition of the executives' services to the Company during the year and prior years and were in amounts deemed in the subjective judgement of the Stock Plans Committee to be appropriate.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code (enacted in 1993) generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executives. The Company's compensation payable to any one executive officer (including potential income from outstanding stock options) is currently and for the foreseeable future unlikely to reach that threshold. In addition, because of the significant net operating loss carryforwards of SCPI, the deductibility of compensation payments is not currently an issue. However, should circumstances change, the Compensation Committee will study the matter and make recommendations to the Board.

     The Compensation Committee                   The Stock Plans Committee:

     Joel S. Lever                                John D. Abernathy
     John D. Abernathy                            Joel S. Lever

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 1997, no member of the Compensation Committee or Stock Plans Committee was an employee of the Company or any or its subsidiaries. Mr. Frank serves on the Compensation Committee of SCPI and is a director of SCPI and of the Company.

In connection with the acquisition of Puma Products, Inc. in October 1994, Puma Products entered into a lease agreement with a partnership controlled by its founder, Anthony N. Puma, a director of the Company. The lease covers the 25,000 square foot facility used by Puma Products and runs for six years, with an option to extend for an additional four years. Rent under the lease is $3.25 per square foot and is subject to increases as a result of increases in real estate taxes and the Consumer Price Index. In May 1997 the Company sold the capital stock of Puma Products back to Mr. Puma.

Mr. Davies was elected Chairman, President and Chief Executive Officer of the Company in May 1997 to succeed Mr. Auerbach. He is compensated at the rate of $5,000 per month under a one-year consulting agreement and receives reimbursement of expenses incurred by him in carrying out his duties and responsibilities. Pursuant to the agreement, the Company has granted to Mr. Davies ten-year stock options at the market price on the date of the grant to purchase 100,000 shares of Common Stock, in the aggregate, under the Company's 1994 Omnibus stock Plan. The options become exercisable in full in May 1998.

Subsequent to the 1997 fiscal year end, the Board of Directors granted ten-year stock options at the market price on the date of grant (January 13, 1998) to certain non-employee directors under the Company's 1994 Omnibus Stock Plan: Mr. Abernathy 65,000 shares, Mr. Davies 100,000 shares; Mr. Lever 65,000 shares. The vesting of these options is dependent upon the Company achieving certain financial objectives, but in any event, they vest on the ninth anniversary of the grant date.

The Board of Directors intends that any transactions with officers, directors and affiliates will be entered into on terms no less favorable to the Company than could be obtained from unrelated third parties and that they will be approved by a majority of the directors of the Company who are independent and disinterested with respect to the proposed transaction. No such transactions occurred in fiscal 1997.

                             -----------------------

                                    [CHART]

                               1992     1993      1994       1995     1996      1997
                               ----     ----      ----       ----     ----      ----
Oakhurst Company, Inc.        100.00    72.73     90.91     122.73    43.16     40.91
DJ Global US                  100.00   111.11    119.86     101.29   144.18    197.70
Dow Jones Retailers - Other   100.00   120.29    117.14     105.39   102.71    148.40


The following Performance Graph and the foregoing Report of the Compensation Committee on Executive Compensation are not and shall not be deemed incorporated by reference into any filings of the Company with the Securities and Exchange Commission by implication or by any reference in any such filings to this Proxy Statement.

PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative total stockholder return on Common Stock for the last five years with (i) the Dow Jones Global US Market Index (a broad market index), and (ii) the Dow Jones Retailers - Other Specialty Index, a group of companies whose marketing strategy is focused on a limited product line, such as automotive parts, over the same period. Both indices are published in the Wall Street Journal.

The returns are calculated assuming the value of an investment in the Company's stock and each index of $100 on February 28, 1992 and that all dividends were reinvested; however, the Company paid no dividends during the periods shown. The graph lines merely connect the beginning and end of the measuring periods and do not reflect fluctuations between those dates. The historical stock performance shown on the graph is not intended to, and may not be indicative of, future stock performance.

                                    AUDITORS

The firm of Deloitte & Touche LLP, certified public accountants, served as the Company's independent auditors and accountants for the fiscal year ended February 28, 1997 and has been selected by the Audit Committee as the Company's independent auditors and accountants for the fiscal year ending February 28, 1998. A representative of Deloitte & Touche LLP is expected to be available at the Annual Meeting to make a statement if he wishes to do so and to respond to appropriate questions.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who wishes to present a proposal for action at the 1998 annual meeting of stockholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by the Company, must deliver such proposal to the Company at its principal executive offices no later than May 1, 1998 in such form as is required under regulations promulgated by the Securities and Exchange Commission.

                                     By Order of the Board of Directors
                                     Roger M. Barzun, Secretary

February 3, 1998

                             OAKHURST COMPANY, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 25, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) revokes previous proxies given with respect to the shares of the common stock of Oakhurst Company, Inc. (the "Company") noted on the reverse side hereof and registered in the name of the undersigned (the "Shares"); (ii) acknowledges receipt of the Notice and Proxy Statement dated February 3, 1998 in connection with the Annual Meeting of Stockholders of the Company to be held on February 25, 1998 at 9:00 a.m. at the offices of Kurzman & Eisenberg, One North Broadway, White Plains, New York or at any adjournment thereof; and (iii) appoints Robert M. Davies, Joel S. Lever and Roger M. Barzun, or any one of them, each with full power to act alone, the attorneys and proxies of the undersigned with power of substitution to each, to vote all of the Shares that the undersigned is entitled to vote at the aforesaid Annual Meeting of Stockholders of the Company, and at any adjournment thereof, with all the powers the undersigned would have had if personally present at said meeting. Without limiting the generality of the authorization hereby given, said proxies are, and each of them is instructed to vote or act as follows on the matters to be voted upon set forth in said Proxy Statement:

     Election of three directors (or if the nominee is not available for election, such substitute as the Board of Directors may designate).

     NOMINEES: Class II: Mark Auerbach and Bernard H. Frank. Class I: John D.
               Abernathy.

IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE -- YOU NEED NOT MARK ANY BOXES.


            CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE
                                                              [SEE REVERSE SIDE]

                          [OAKHURST COMPANY PROXY CARD]

[X] Please mark
    votes as in
    this example

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" PROPOSALS 2 AND 3.


1.   Election of           FOR THE            WITHHOLD         2.   In their discretion, the Proxies are authorized to
     Directors             NOMINEES                                 vote upon such other business as may properly
                                                                    come before the meeting or any adjournment
                                                                    thereof.
     (see reverse side)      [ ]                 [ ]
                                                                     [ ]              [ ]              [ ]
                                                                     FOR            AGAINST         ABSTAIN

---------------------------------------------------
To withhold authority to vote for a nominee, write his name on the line above.

                                                                   Mark here [ ]
                                                                     for address
                                                                      change and
                                                                 note the change
                                                                        at left.

Please sign exactly as your name appears hereon. Joint owners should both sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:               Date:
          ---------------     --------

Signature:               Date:
          ---------------     --------


                PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS
                       PROXY USING THE ENCLOSED ENVELOPE.

                          [OAKHURST COMPANY PROXY CARD]